Exhibit 99.1

News Release

Contact: Media:	Robert E. “Chip” Coffee, Jr., President and Chief Executive Officer 843 388-8433
Alan W. Jackson, Executive Vice President and Chief Financial Officer 843 388-8433
Website: www.tidelandsbank.com

FOR IMMEDIATE RELEASE

Tidelands Bancshares Releases Year-End Results

Mt. Pleasant, SC, February 4, 2009 - Tidelands Bancshares, Inc. (NASDAQ: TDBK), holding company for Tidelands Bank, announces year-to-date results for the period ended December 31, 2008. “During the year, the economic environment has changed significantly,” said President and Chief Executive Officer, Robert E. Coffee, Jr. “The fourth quarter of 2008 did not provide any relief to these most difficult and unique times. In fact, by many measures, the economic environment has deteriorated significantly. Despite these uncertain conditions in the financial markets, we continue to execute our strategic goals successfully and remain diligent in our day to day activities.”

We recorded a net after-tax loss of $5.0 million for the year ended December 31, 2008 as compared to a net profit of approximately $413,000 for the year ended December 31, 2007.  In comparison to our previous year’s results, the decrease in 2008 earnings was primarily driven by the pre-tax impairment charge of $4.6 million related to the government placing the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation into conservatorship and our provisional expense for credit losses of $4.7 million. This provision for loan losses is reflective of year-to-date loan growth of $70.6 million, net charge-offs of $1.2 million, and the effects that the deteriorating credit, real estate and job markets are having on our customers and communities which is reflected in higher levels of non-performing assets.  Our net loss per common share amounted to $1.22 on both a basic and diluted basis for the year ended December 31, 2008.  Furthermore, although our branches assist us in attaining our retail deposit and loan growth projections, the current retail deposit rate environment and the expenses associated with the new branches have had a dampening effect on our earnings. On the other hand, in an environment where during the last year the Federal Reserve Board reduced the federal funds rate from 4.25% to 0.25% at December 31, 2008, our net interest margin only declined from 2.99% to 2.50%.

As part of the Capital Purchase Program established by the U.S. Department of the Treasury under the Emergency Economic Stabilization Act of 2008, on December 19, 2008, Tidelands Bancshares, Inc. issued 14,448 preferred shares, in return for approximately $14.4 million in cash, to the U.S. Department of Treasury.  By meeting the criteria for this program, Tidelands Bancshares, Inc. demonstrates our strong banking culture and strict internal guidelines. This additional capital enhances our ability to lend money to local businesses and provide additional financial resources to our customers in order for them to weather this financial storm. Without considering the issuance of preferred shares and in spite of our net loss for 2008, Tidelands Bank remains “well-capitalized” as defined by bank regulators, which is the highest bank capital classification. The Company’s total shareholders’ equity was $52.0 million with book value at $8.77 per common share at year end.

Despite the deepening troubles in the mortgage and credit markets, Tidelands Bank continued to experience strong loan growth for 2008. During the year ending December 31, 2008, loans grew $70.6 million to $462.0 million with assets increasing $203.8 million to reach $716.1 million at year end.   Although our credit-related issues increased in comparison to previous periods, we are working to resolve each situation. At December 31, 2008, non-accrual loans amounted to $11.5 million, or 2.49% of total gross loans, and other real estate owned was approximately $1.8 million.  At December 31, 2008, our ratios of nonperforming assets to total assets of 1.85% and net charge-offs to average loans of 0.27% continue to compare favorably to industry peers.  Consistent with these circumstances, at December 31, 2008, the allowance for loan losses amounted to 1.65% of total loans.

During the year ended December 31, 2008, Tidelands generated significant increases in retail deposits through its seven full-service branch locations.  As a result, our ratio of wholesale deposits to total deposits has decreased from 58.4% at December 31, 2007 to 50.6% at December 31, 2008.  We anticipate this trend will continue with momentum from our retail branch offices. At year end December 31, 2008, customer time deposits have grown

$136.4 million and interest checking deposits increased by $38.5 million in comparison to previous year end amounts.

“In a year where our core financial performance has been overshadowed by the pervasive global recession, we regard our pre-tax loss of $7.6 million, which includes impairment and credit provisions of $9.3 million, as evidence that our core business model is compelling and poised for success when economic conditions begin to improve. Until then,” Coffee notes, “Tidelands is committed to managing its assets and maintaining the credit reserves and capital resources sufficient to thrive within our geographic footprint.”

FORWARD-LOOKING STATEMENTS

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, greater than expected noninterest expenses, volatile credit and financial markets, potential deterioration in real estate values, regulatory changes and excessive loan losses, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

SUMMARY CONSOLIDATED FINANCIAL DATA

Our summary consolidated financial data as of and for the year ended December 31, 2008 are unaudited but, in the opinion of our management, contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly our financial position and results of operations for such periods in accordance with generally accepted accounting principles.

Tidelands Bancshares, Inc. and Subsidiary

Consolidated Statements of Operations

(Unaudited)

	2008	2007	2006
Interest income:
Loans, including fees	$27,378,906	$27,805,332	$20,130,292
Securities available for sale, taxable	6,805,459	2,462,876	1,306,995
Securities available for sale, non-taxable	286,844	439,719	6,832
Federal funds sold	280,973	701,701	323,084
Other interest income	5,116	16,211	2,648
Total interest income	34,757,298	31,425,839	21,769,851
Interest expense:
Time deposits $100,000 and over	2,634,756	562,024	486,814
Other deposits	14,153,141	16,256,750	10,059,639
Other borrowings	3,554,669	2,415,800	1,401,680
Total interest expense	20,342,566	19,234,574	11,948,133
Net interest income	14,414,732	12,191,265	9,821,718
Provision for loan losses	4,665,000	1,025,000	1,222,000
Net interest income after provision for loan losses	9,749,732	11,166,265	8,599,718

Noninterest income (loss):
Service charges on deposit accounts	36,340	35,476	23,631
Residential mortgage origination income	383,341	764,130	664,454
Gain (loss) on sale of securities available for sale	509,373	37,637	(136,628)
Gain on sale of real estate	12,865	9,488	13,686
Other service fees and commissions	362,029	192,697	144,236
Bank owned life insurance	484,352	290,032	59,124
Impairment on securities available for sale	(4,596,200)	—	—
Other	32,352	25,407	18,614
Total noninterest income (loss)	(2,775,548)	1,354,867	787,117
Noninterest expense:
Salaries and employee benefits	8,322,117	6,918,015	4,483,848
Net occupancy	1,423,198	1,029,784	486,311
Furniture and equipment	734,497	484,146	297,637
Other operating	4,147,955	3,400,883	1,756,233
Total noninterest expense	14,627,767	11,832,828	7,024,029
Income (loss) before income taxes	(7,653,583)	688,304	2,362,806
Income tax expense (benefit)	(2,699,000)	275,000	874,000
Net income (loss)	$(4,954,583)	$413,304	$1,488,806
Earnings (loss) per common share
Basic earnings (loss) per share	$(1.22)	$0.10	$0.45
Diluted earnings (loss) per share	$(1.22)	$0.10	$0.44
Weighted average common shares outstanding
Basic	4,050,301	4,214,910	3,327,103
Diluted	4,050,301	4,270,005	3,327,505

Tidelands Bancshares, Inc. and Subsidiary

Consolidated Balance Sheets

	December 31,	December 31,
	2008	2007
Assets:
Cash and cash equivalents:
Cash and due from banks	$2,471,797	$724,957
Federal funds sold	40,375,000	1,945,000
Total cash and cash equivalents	42,846,797	2,669,957
Securities available for sale	171,769,851	88,036,109
Nonmarketable equity securities	3,807,140	2,060,940
Total securities	175,576,991	90,097,049
Mortgage loans held for sale	241,500	1,426,800
Loans receivable	461,967,217	391,349,869
Less allowance for loan losses	7,635,173	4,158,324
Loans, net	454,332,044	387,191,545
Premises, furniture and equipment, net	19,411,592	17,759,388
Accrued interest receivable	3,337,660	3,164,124
Bank owned life insurance	13,335,170	7,849,156
Other assets	7,022,493	2,111,572
Total assets	$716,104,247	$512,269,591
Liabilities:
Deposits:
Noninterest-bearing transaction accounts	$12,133,098	$10,191,152
Interest-bearing transaction accounts	46,987,209	8,460,166
Savings and money market	182,856,286	199,833,835
Time deposits $100,000 and over	92,825,486	29,876,086
Other time deposits	226,423,397	139,808,202
Total deposits	561,225,476	388,169,441
Securities sold under agreements to repurchase	20,000,000	41,040,000
Junior subordinated debentures	14,434,000	8,248,000
Advances from Federal Home Loan Bank	60,800,000	29,000,000
ESOP borrowings	2,600,000	2,427,500
Other borrowings	615,837	—
Accrued interest payable	2,841,473	1,341,161
Other liabilities	1,628,029	1,088,319
Total liabilities	664,144,815	471,314,421
Commitments and contingencies	—	—
Shareholders’ equity:
Preferred stock, $1,000 par value, 10,000,000 shares authorized, 14,448 issued and outstanding at December 31, 2008	13,335,752	—
Common stock, $.01 par value, 10,000,000 shares authorized; 4,277,176 and 4,277,176 shares issued and outstanding at December 31, 2008 and December 31, 2007, respectively	42,772	42,772
Unearned ESOP shares	(2,522,860)	(2,427,500)
Capital surplus	44,476,503	42,788,666
Retained earnings (deficit)	(4,905,419)	49,164
Accumulated other comprehensive income	1,532,684	502,068
Total shareholders’ equity	51,959,432	40,955,170
Total liabilities and shareholders’ equity	$716,104,247	$512,269,591

Tidelands Bancshares, Inc. and Subsidiary

	Year Ended December 31,
	2008	2007	2006
Per Share Data:
Net income (loss), basic	$(1.22)	$0.10	$0.45
Net income (loss), diluted	$(1.22)	$0.10	$0.44
Book value per common share	$8.77	$9.58	$9.79
Weighted average number of shares outstanding:
Basic	4,050,301	4,214,910	3,327,103
Diluted	4,050,301	4,270,005	3,372,505

Performance Ratios:
Return on average assets	(0.81)%	0.10%	0.52%
Return on average equity	(12.40)%	1.00%	5.38%
Net interest margin	2.50%	2.99%	3.60%

	At December 31,
	2008	2007
Nonaccrual loans	$11,481,559	$389,095
Loans 90 days or more past due and still accruing interest	—	—
Loans restructured or otherwise impaired	—	—
Total impaired loans	11,481,559	389,095
Other real estate owned	1,800,604	—
Total nonperforming assets	$13,282,163	$389,095

Loan charge-offs year to date, net recoveries	$1,188,151	$333,676

Nonperforming loans to total loans	2.49%	0.10%
Nonperforming assets to total assets(2)	1.85%	0.08%
Net charge-offs year to date to average total loans(1)	0.27%	0.10%
Allowance for loan losses to nonperforming loans	66.50%	1,068.72%
Allowance for loan losses to total loans (1)	1.65%	1.06%

	At December 31,
	2008	2007
Capital Ratios:
Period end tangible equity to tangible assets	7.26%	8.00%
Leverage ratio	9.03%	9.58%
Tier 1 risk-based capital ratio	12.93%	11.39%
Total risk-based capital ratio	14.18%	12.39%

Growth Ratios and Other Data:
Percentage change in assets	39.79%	52.20%
Percentage change in loans (1)	18.04%	43.24%
Percentage change in deposits	44.58%	49.80%
Loans to deposit ratio (1)	82.31%	100.82%

(1) — Includes nonperforming loans.

(2) — Nonperforming assets include nonaccrual loans, loans 90 days or more past due and still accruing interest, loans restructured or otherwise impaired, and other real estate owned